EXHIBIT 5.1
LAWYERS

Davis Wright Tremaine LLP	(DAVIS WRIGHT TREMAINE LLP LOGO)

2600 CENTURY SQUARE	TEL (206) 622-3150
1501 FOURTH AVENUE	FAX (206) 628-7699
SEATTLE, WA 98101-1688	www.dwt.com
June 5, 2007
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Ladies and Gentlemen:
     We have acted as counsel to Clearwire Corporation, a Delaware corporation (the “Company”), in connection with the proposed offering by the Company of an aggregate of 26,028,806 shares of Class A common stock, par value $0.0001 per share (the “Shares”) pursuant to the Company’s 2003 Stock Option Plan, as amended, and 2007 Stock Compensation Plan (collectively, the “Plans”).
     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8 relating to the Shares that is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act (together with all amendments and exhibits thereto, the “Registration Statement”) on June 5, 2007, (ii) the Fourth Amended and Restated Certificate of Incorporation of the Company as currently in effect, (iii) the Amended and Restated Bylaws of the Company as currently in effect, (iv) specimens of the certificates to be used to represent the Shares and (v) resolutions of the Board of Directors of the Company relating to the authorization of the issuance of the Shares and the filing of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Plans and against payment therefor, the Shares will be validly issued, fully paid and nonassessable, assuming that a sufficient number of Shares is authorized and available for issuance and that the consideration therefor is not less than the par value of the Shares.

Clearwire Corporation
June 5, 2007

     We do not purport to be expert on, and we are not expressing an opinion with respect to, laws other than the laws of the State of Washington and the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.
Very truly yours,
Davis Wright Tremaine LLP
/s/ Davis Wright Tremaine LLP